Exhibit 8.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

November 10, 2014

Brixmor Property Group Inc.

420 Lexington Avenue

New York, New York 10170

Ladies and Gentlemen:

We have acted as counsel to Brixmor Property Group Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration by the Company of the issuance from time to time of up to 218,145,371 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company, by the selling stockholders (the “Selling Stockholders”) identified under the caption “Principal and Selling Stockholders” in the Registration Statement, including (i) up to 49,344,411 Shares to be issued upon the exchange by the Selling Stockholders of outstanding shares of common stock, $0.01 par value per share, of BPG Subsidiary Inc., a Delaware corporation (“BPG Subsidiary”), pursuant to the Exchange Agreement dated as of October 29, 2013, by and between the Company, BPG Subsidiary and the Holders party thereto, (ii) up to 8,753,811 Shares to be issued upon the exchange by the Selling Stockholders of outstanding units of partnership interest in Brixmor Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), tendered for redemption pursuant to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of October 29, 2013, as amended through the date hereof, and the Organization Agreement, dated as of October 29, 2013, by and between the Company and BPG Subsidiary, and (iii) up to 160,047,149 Shares held by the Selling Stockholders.

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinion set forth in paragraph 1 below, we have assumed the accuracy of the representations contained in the officer’s certificate, dated as of the date hereof, provided to us by the Company (the “Certificate”). These representations generally relate to the operation and classification of the Company as a real estate investment trust (a “REIT”), as defined in Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of rendering such opinion, we have also assumed that the Company has been organized and operated and will continue to be organized and operated in the manner described in the Certificate, the Registration Statement and the applicable organizational documents of the Company and that all terms and provisions of such documents have been and will continue to be complied with. We have not made an independent investigation of the facts set forth in the Certificate.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that:

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1. Commencing with the Company’s taxable year ended December 31, 2011, the Company was organized in conformity with the requirements for qualification as a REIT under the Code, and its actual and its proposed method of operation has enabled and will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

2. The statements set forth in the Registration Statement under the caption “Material United States Federal Income Tax Considerations”, insofar as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

The opinion set forth in paragraph 1 above is based upon the Code, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment referred to herein to be materially different from that described above. Future changes in the Company’s method of operation could likewise cause the tax treatment referred to herein to be materially different from that described above. Our opinion is not binding upon either the Internal Revenue Service or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the Internal Revenue Service or rejected by a court. Qualification of the Company as a REIT will depend upon the Company’s satisfaction, through actual annual operating results and other annual requirements, of the various qualification tests contained in the Code and related Treasury regulations. We do not undertake to monitor whether the Company will, in fact, through actual annual operating results and other annual requirements, satisfy the various qualification tests for the taxable year ending December 31, 2014, or any subsequent taxable years. Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.

We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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